 Gran Tierra Energy Inc. Announces Third Quarter 2015 Results

CALGARY, Alberta, November 3, 2015, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended September 30, 2015. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "Our transition to a Colombian focused exploration and production company continued throughout the third quarter. Overall, it was a very strong quarter with production ahead of expectations, and our drilling results during the quarter and subsequent to the quarter exceeded our expectations in both results and cost. Whilst the Trans-Andean export pipeline was not operational throughout the entire quarter, we continued production and exports using alternative facilities, which shows the Company's ability to consistently monetize its oil. Our balance sheet remains strong and we continue to assess business development opportunities to expand and diversify our asset base. With $187 million of cash, robust cash flows, and a new and expanded credit facility, we are confident that we can allocate capital that will bring growth and value creation to shareholders.

Internally, we have high graded our exploration portfolio and are currently completing a prospective resource report which will be released later this year.

On behalf of our board of directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support during this difficult commodity price environment. We look forward to communicating additional positive updates in the coming quarters. We believe that Gran Tierra is well positioned for growth in 2016 and beyond."

Third quarter 2015 operations and financial highlights:

•
Production averaged 23,368 barrels of oil equivalent per day ("BOEPD") gross working interest ("WI") before royalties, or 19,583 BOEPD net after royalties ("NAR"), compared with 23,094 BOEPD gross WI and 18,494 BOEPD NAR in the second quarter of 2015 (the "Prior Quarter"). Approximately 99% of this production was oil with the balance consisting of natural gas.

•
Sales volumes were 21,626 BOEPD compared with 14,970 BOEPD in the Prior Quarter. During the third quarter of 2015, changes in oil inventory accounted for 2,043 barrels of oil per day ("bopd") of increased sales volumes.

•
Funds flow from continuing operations for the quarter was $36.6 million, an increase of 47% from $24.9 million in the prior quarter, and a decrease of 61% from $93.6 million in the comparable period in 2014.

•
The Company maintains a strong balance sheet with cash and cash equivalents of $187.0 million and working capital (including cash and cash equivalents) of $190.8 million at September 30, 2015. During the quarter, the Company secured a credit facility with a current borrowing base of $200 million. No amounts have been drawn on this facility.

•
Realized price was $38.03 per barrel of oil equivalent ("BOE") compared to $50.91 per BOE in the Prior Quarter, primarily due to the decrease in Brent and trucking of additional barrels. During the quarter, 27% of barrels were trucked compared to 4% in the Prior Quarter. Trucking costs are netted against realized price whereas pipeline tariffs are included in operating expenses.

•
Operating expenses decreased to $16.96 per BOE from $17.72 per BOE in the Prior Quarter, primarily as a result of lower negotiated rates, fewer barrels transported by pipeline and the depreciation of the Colombian peso against the U.S. dollar.

•
G&A expenses decreased 41% from the comparable period in the prior year. G&A expenses continued to decrease with staff reductions reflecting the new strategic focus, lower negotiated contract rates and the depreciation of both the Canadian dollar and Colombian peso against the U.S. dollar. The Company continues its efforts to reduce costs across the organization.

•
The loss recorded in the third quarter of 2015 was primarily the result of $94.8 million of non-cash ceiling test write-downs, net of income tax recovery, resulting from the continued low commodity price environment. Net loss for the quarter was $101.9 million, or $0.36 per share basic and diluted, compared with a net loss of $38.6 million, or $0.13 per share basic and diluted, in the prior quarter, and net income of $44.2 million, or $0.15 per share basic and diluted, in the comparable period in 2014.

•
The Company made significant improvements in drilling efficiencies in both the Costayaco and Moqueta Fields by renegotiating drilling vendor rates by a 10-20% reduction on daily rates for key services and reducing drilling times of approximately 30%.

•	The Company repurchased 3.0 million shares on the open market at an average price of $2.20 per share for total cash consideration of $6.6 million.

•
Gran Tierra anticipates 2015 production to average between 23,000 and 23,500 BOEPD WI before royalties, or between 18,800 and 19,200 BOEPD NAR before adjustments for inventory changes. This includes between 18,200 and 18,500 BOEPD NAR from Colombia and between 600 and 700 bopd NAR from Brazil. Approximately 99% of this production is expected to be oil, with the balance consisting of natural gas.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Oil and Gas Sales(2)	$75,653	$161,517	(53)	$221,234	$460,510	(52)
Operating Expenses (2)	(33,751)	(33,949)	(1)	(89,318)	(81,161)	10
Operating Netback(1,2)	$41,902	$127,568	(67)	$131,916	$379,349	(65)

General and Administrative ("G&A") Expenses (2)	$7,863	$13,350	(41)	$25,455	$40,145	(37)

EBITDA (1)	$44,097	$124,638	(65)	$117,164	$350,191	(67)

Funds Flow from Continuing Operations (1,2)	$36,644	$93,569	(61)	$91,463	$263,581	(65)
Basic Per Share (2)	$0.13	$0.33	(61)	$0.32	$0.93	(66)
Diluted Per Share (2)	$0.13	$0.32	(59)	$0.32	$0.92	(65)
Net Income (Loss)	$(101,877)	$44,184	(331)	$(185,307)	$98,450	(288)
Basic (Loss) Income Per Share
(Loss) Income From Continuing Operations	$(0.36)	$0.15	(340)	$(0.65)	$0.44	(248)
Loss From Discontinued Operations Net of Income Taxes	—	—	—	—	(0.09)	(100)
Net Income (Loss)	$(0.36)	$0.15	(340)	$(0.65)	$0.35	(286)
Diluted (Loss) Income Per Share
(Loss) Income From Continuing Operations	$(0.36)	$0.15	(340)	$(0.65)	$0.44	(248)
Loss From Discontinued Operations Net of Income Taxes	—	—	—	—	(0.09)	(100)

Net Income (Loss)	$(0.36)	$0.15	(340)	$(0.65)	$0.35	(286)

Capital Expenditures (2)	$24,569	$95,419	(74)	$116,353	$268,859	(57)

Average Daily Volumes (BOEPD) (2)
Working Interest Production Before Royalties	23,368	25,340	(8)	23,490	25,615	(8)
Royalties	(3,785)	(6,043)	(37)	(4,086)	(6,220)	(34)
Production NAR	19,583	19,297	1	19,404	19,395	—
Change in Inventory	2,043	1,344	52	(731)	(415)	76
Sales	21,626	20,641	5	18,673	18,980	(2)

Brent	$50.23	$101.82	(51)	$55.28	$106.56	(48)

Prices Realized	$38.03	$85.05	(55)	$43.40	$88.88	(51)
Operating Cost	(16.96)	(17.88)	(5)	(17.52)	(15.66)	12
Operating Netback	$21.07	$67.17	(69)	$25.88	$73.22	(65)

Share Information (000s)
Common Stock Outstanding, End of Period	274,815	276,019	—	274,815	276,019	—
Exchangeable Shares Outstanding, End of Period	8,617	10,222	(16)	8,617	10,222	(16)
Shares repurchased and canceled during the period	3,001	—	—	3,001	—	—
Weighted Average Number of Common and Exchangeable Shares Outstanding	285,592	285,577	—	286,058	284,204	1
Weighted Average Number of Diluted Common and Exchangeable Shares Outstanding	285,592	288,060	(1)	286,058	287,569	(1)

	As at
	September 30, 2015	December 31, 2014	% Change
Working Capital (Including Cash & Cash Equivalents)	$190,784	$239,824	(20)
Cash & Cash Equivalents	$186,978	$331,848	(44)

(1) Operating netbacks, funds flow from continuing operations and earnings before interest, taxes, depletion, depreciation, accretion and impairment (“DD&A”) ("EBITDA") are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

(2) Excludes amounts relating to discontinued operations. Sales volumes associated with discontinued operations were nil BOEPD for the three and nine months ended September 30, 2015, and nil and 1,819 BOEPD, respectively, for the corresponding periods in 2014. Discontinued operations sales volumes for the three and nine months ended September 30, 2014, were calculated to the date of sale of June 25, 2014.

Third Quarter 2015 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra 100% WI and Operator)
Following the renewed corporate focus on Colombia, the Company mobilized two drilling rigs in the third quarter and commenced its ten well development drilling program in its core Putumayo assets.
In Costayaco, Gran Tierra spud the CYC 25D well on the 11th of August and recently completed the well as a multi-zone producer. Selective testing of the zones is ongoing to evaluate the optimal production configuration.The rig has moved off location and spud the CYC 26 well on the 27th of September. Currently, drilling is progressing faster than anticipated and the well is expected to be completed as a production well.
In Moqueta, the MQT 19i water injector well was spud Aug 24th and has been completed with selective testing of the reservoir intervals ongoing. The rig subsequently moved off location and spud the MQT 21D well on the 3rd of October. Drilling at MQT 21 finished one day ahead of schedule and the team is preparing to complete the well for oil production from the U, T and Caballos formations. MQT 20 is scheduled to be drilled after the MQT 21 well and will likely spud near the end of December and be completed for oil production in 2016.
Ongoing field optimization and stimulation work has been successful in the quarter with the following operations being performed on three separate wells. In the third quarter, Gran Tierra successfully stimulated the CYC-13 well in the Caballos and T formations and it is now producing approximately 500 bopd gross. Since performing the stimulation, the well has seen an increase of 200 bopd gross and a 3% drop in water cut in the well. CYC-4 production increased by 600 bopd as a result of adding a second surface hydraulic pumping unit to the well to increase the fluid lifting capability. The well was originally producing 1,800 bopd with 1% water cut from the Caballos formation and has since been increased to 2,400 bopd while the water cut remained unchanged. In the Moqueta Field, MQT-5 was stimulated in the Caballos formation and is now producing approximately 700 bopd gross with a 1% water cut. The well has 300 bopd of incremental production from the stimulation workover and the water cut has been reduced from 36% to 1%. The stimulations and work performed on these three wells have resulted in an initial total incremental production of approximately 1,216 bopd.
Additionally, Chaza block exploration rights which were to expire on August 28th, 2015 were extended to January 31st, 2016. This extension is conditional on conducting a test of a sandstone reservoir in the Eslabon Norte exploration well drilled in 2014. The completion and test of this potential oil bearing sandstone reservoir will be conducted prior to year-end.
Cost reduction
Gran Tierra continued to focus on cost control during the third quarter. Operating expenses per BOE unit cost basis reduced compared with the Prior Quarter. Contract renegotiations for rigs, wireline services, stimulation services, air transport, helicopter services, goods and tubular transportation services, fuels and lubricants and private security services have all played a large role in reducing operating costs. In addition, optimizing operations such as road / location / camp maintenance, security, rental equipment and special services, catering and logistics have contributed to cost reductions.
Future operating costs reduction is expected as Gran Tierra installs 3rd party natural gas fueled power generation in the Costayaco Field. The project will utilize the Company's produced natural gas to generate power, and in return the Company will realize a reduced cost for electricity. In addition, associated natural gas is currently flared and 6.4% royalties are paid to the Agencia Nacional de Hidrocarburos (National Hydrocarbons Agency) (“ANH”) on any flared natural gas from the field.
Drilling Efficiencies
In the third quarter and subsequent to the quarter, Gran Tierra has made significant improvements with the drilling efficiencies in the field and is realizing reduced drilling costs in both the Costayaco and Moqueta Fields. Key components to the reduction in costs have included: renegotiating drilling vendor rates by a 10-20% reduction on daily rates for key services and reducing drilling times by up to 30%. In the Costayaco Field, the most recently drilled wells (CYC 25 and CYC 26) were drilled in 30 days compared with a historical 43 days. Cost savings on CYC 26 were approximately $1.1 million. In the Moqueta Field, the two most recently drilled wells were drilled in 16 days compared to a historical 31 days. Cost savings per well were approximately $1.5 million per well.

Garibay Block, Jilguero Field, Llanos Basin (Gran Tierra 38.5% WI, non-operated)
Unitization of the Jilguero Field was completed in the third quarter, with an effective date of January 1, 2015. Effective January 1, 2015, Gran Tierra became a 38.5% WI owner in the newly unitized field within the Garibay and Tiple Blocks.
LL22, Llanos Basin (Gran Tierra 45.0% WI, non-operated)
In the Ramiriqui Field, Gran Tierra is now fully capitalizing on the produced gas. Sales commenced in October 2014 on a spot basis and a one year gas sales contract commenced in May of 2015 to two third parties. Total gross sales volumes have been in the order of 2.2 million standard cubic feet per day (366 BOEPD) taken from the Ramiriqui-1 well and the Mayalito-1 well. Previously, Gran Tierra was flaring the gas and transporting the gas to a third party operated facility for disposal at a cost of approximately $2.00 per million British thermal units.
Peru
Operations in Peru during the third quarter have focused on maintaining tangible asset integrity and security, and moving forward with environmental approvals where possible.
Full field development plans and economics have been estimated for the prospect inventory on the Peru assets, and the Company continues to evaluate alternatives to maximize the value of these assets.
The Company is in the process with PeruPetro S.A. of “ring-fencing” the Block 95 Bretaña Field, and maintaining the remainder of Block 95 as exploration acreage for an additional time period.
Brazil
In Brazil, a contract was signed to commercialize natural gas sales from the Tiê Field. Under the contract, the purchaser will fund, build, maintain and operate the gas facilities and Gran Tierra will sell the natural gas on a long term contractual basis. Activities have commenced for the installation of these facilities which are expected to be operational by year end.
Late in the third quarter, the operator of a third party's shipping facility identified an integrity issue with one of their crude receiving tanks where the Tiê Field oil is shipped. This has restricted production to approximately 600 bopd. The operator of the facility has advised that it expects to have this tank repaired and operational by mid-November.
Blocks 86, 117, 118, Recôncavo Basin (Gran Tierra 100% WI and Operator)
Processing of the 3-D seismic data acquired in 2014 was completed in June 2015. Interpretation of the new seismic has identified a number of potential conventional leads and prospects.
Guidance
Average production for 2015 is expected to be in the range of 23,000 to 23,500 BOEPD WI before royalties.
With forecasted maintenance and development capital of $55 to $65 million in 2016, the Company is forecasting average production for 2016 in the range of 25,000 to 26,000 BOEPD WI before royalties. The midpoint of this forecast represents a 10% increase in production, year over year. The Company will be releasing its full comprehensive budget guidance, including discretionary capital, in December of this year.

The Company expects 2016 funds flow from operations to be approximately:

•	$120 million to $130 million, assuming average Brent oil prices of $50.00 per barrel;

•	$150 million to $160 million, assuming average Brent oil prices of $60.00 per barrel; or

•	$180 million to $190 million, assuming average Brent oil prices of $70.00 per barrel.

The Company is currently preparing a prospective resource report relating to its existing exploration lands, which will be released later this year.
Conference Call Information:

Gran Tierra Energy Inc. will host its third quarter 2015 results conference call on Wednesday, November 4, 2015, at 10:00 a.m. Mountain Time.

Interested parties may access the conference call by dialing 1-866-225-0198 (North America), 00-800-6578-9868 (United Kingdom) or 01-800-518-4008 (Colombia). The call will also be available via webcast at www.grantierra.com. An archive of the webcast will be available on Gran Tierra's website until the next earnings call. For interested parties unable to participate, an audio replay of the call will be available on November 4, 2015, until November 20, 2015. To access the replay dial 1-800-408-3053 (North America) or 800-3366-3052 (international) conference ID 7764254#.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Chris Metcalfe
Director of Investor Relations
403-698-7946

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, "forward-looking statements") under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words "expects", "planned", "believes", "anticipates", "would", "will", "continue", derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: expected future funds flow from operations and EBITDA; expected cost savings and expense optimization; exploration and production, drilling and testing expectations and projections including anticipated production; Gran Tierra 's planned capital program and the allocation of capital; ; Gran Tierra's planned operations and the anticipated results of such operations and all other statements regarding expected or planned development, testing, drilling, projected cash flows, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, assumptions relating to log evaluations, that Gran Tierra will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, tax rates, foreign exchange rates, production decline rates, reserves expectations including with respect to downward revisions and additions, future capital expenditures, commodity price levels, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-

looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved reserve quantities and value; Gran Tierra's operations are located in South America where unexpected problems can arise due to guerilla activity, labor disruptions, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products, including the costs thereof; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the Trans-Andean Oil ("OTA)and Oleoducto de Crudos Pesados ("OCP") pipelines may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra; attempts to mitigate the effect of disruptions of the OTA and OCP pipelines may not have the impact currently anticipated by Gran Tierra; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra; fluctuations in tax rates and foreign exchange rates; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption in a manner different from which Gran Tierra currently predicts, which could cause Gran Tierra to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra is based upon the current expectations of the management of Gran Tierra, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra are included in risks detailed from time to time in Gran Tierra's Securities and Exchange Commission filings, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed March 2, 2015, and its Quarterly Report on Form 10-Q filed November 3, 2015. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

Non-GAAP Measures

This press release includes non-GAAP measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is oil and gas sales net of royalties and operating expenses. Management believes that netback is a useful supplemental measure for investors to analyze operating performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.

EBITDA, as presented, is net income or loss adjusted for loss from discontinued operations, net of income taxes, DD&A expenses and income tax recovery or expense. Management uses this financial measure to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and the Company's financial results. A reconciliation from net income or loss to EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA - Non-GAAP Measure ($000s)	2015	2014	2015	2014
Net income (loss)	$(101,877)	$44,184	$(185,307)	$98,450

Adjustments to reconcile net income (loss) to EBITDA
Loss from discontinued operations, net of income taxes	—	—	—	26,990
DD&A expenses	204,993	53,936	360,620	140,137
Income tax (recovery) expense	(59,019)	26,518	(58,149)	84,614
EBITDA	$44,097	$124,638	$117,164	$350,191

Funds flow from continuing operations, as presented, is net income or loss adjusted for loss from discontinued operations, net of income taxes, DD&A expenses, deferred tax recovery or expense, non-cash stock-based compensation, unrealized foreign exchange gains and losses, financial instruments gains and losses, equity tax and cash settlement of foreign currency derivatives. During the three months ended September 30, 2015, Gran Tierra's new management changed its method of calculating funds flow from continuing operations to be more consistent with its peers. Funds flow from continuing operations is no longer net of cash settlement of asset retirement obligation. Additionally, foreign exchange losses on cash and cash equivalents have been excluded from funds flow. Comparative information has been restated to be calculated on a consistent basis. Management uses this financial measure to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and Gran Tierra's financial results. A reconciliation from net income or loss to funds flow from continuing operations is as follows:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
Funds Flow From Continuing Operations - Non-GAAP Measure	2015	2014	2015	2015	2014
Net income (loss)	$(101,877)	$44,184	$(38,564)	$(185,307)	$98,450
Adjustments to reconcile net income (loss) to funds flow from continuing operations
Loss from discontinued operations, net of income taxes	—	—	—	—	26,990
DD&A expenses	204,993	53,936	69,473	360,620	140,137
Deferred tax (recovery) expense	(62,542)	2,272	(4,883)	(69,781)	1,431
Non-cash stock-based compensation	929	1,717	1,095	1,511	4,341
Unrealized foreign exchange (gain) loss	(7,529)	(9,689)	505	(13,093)	(6,924)
Financial instruments loss (gain)	2,670	2,790	(1,366)	1,262	(2,223)
Equity tax	—	(1,641)	—	—	(3,283)
Cash settlement of foreign currency derivatives	—	—	(1,392)	(3,749)	4,662
Funds flow from continuing operations	$36,644	$93,569	$24,868	$91,463	$263,581

BOEs have been converted on the basis of 6 Mcf of natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.